Exhibit 99.1


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                               PROXY


                      OKLAHOMA SAVINGS, INC.



      The undersigned hereby appoints Calvin J. Anthony and Beth F. Buchanan, and each of them, each with the power to act alone and with full power of substitution, as attorneys and proxies of the undersigned to attend the Special Meeting of Stockholders of Oklahoma Savings, Inc. (the "Corporation"), to be held on ___________, 1994, at 10:00 a.m.,
Central Standard Time, and all adjournments thereof, and there to vote all shares of capital stock of the Corporation held of record by the undersigned as follows:


      1. Approval and adoption of an Agreement and Plan of Reorganization, dated as of July 21, 1994, among Fourth Financial Corporation ("Fourth Financial") and the Corporation, a related Agreement of Merger which provides for the merger of the Corporation into Fourth Financial, and the transactions contemplated therein, all as described in the Notice of such meeting and the Proxy Statement-Prospectus which accompanied such Notice.


                  FOR ___            AGAINST ___           ABSTAIN ___


      2. In their discretion on such other matters as may properly come before the meeting.


This proxy will be voted as directed, or if no direction is indicated with respect to Item 1, this proxy will be voted FOR the proposal.


DATED: ____________, 1994
                                      _____________________________
                                      Signature

                                      _____________________________
                                      Signature if held jointly

Please sign exactly as name(s) appear(s) hereon and return promptly in the enclosed envelope, indicating official position or representative capacity where applicable.



            PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY
                PROMPTLY USING THE ENCLOSED ENVELOPE.